Exhibit 10.3

EXECUTIVE SERVICES AGREEMENT

This Agreement (“Agreement”) is entered into as of this 14th day of October, 2003, by and between Doctors for Nutrition Inc. (the “Company”) and Bruce Howe (“Employee”), in connection with the Company’s engagement of Employee’s personal services as President and such other duties as described herein.

WHEREAS, Vital Living, Inc., a Nevada corporation (“VL”),  and  Bruce Howe (“Employee”)  are parties to a Stock Purchase Agreement dated October 14, 2003, (the “Stock Purchase Agreement”) pursuant to which the Company has sold  all the outstanding stock of the Company to Vital Living, Inc.

WHEREAS, as a condition to the closing of the Stock Purchase Agreement, the Company is required to enter into and deliver this Agreement to Employee.

1.                                      DUTIES AND ACCEPTANCE:

(a)                                  Engagement by the Company

The Company hereby engages Employee, and Employee hereby agrees to serve as President of the Company on the terms and conditions of this Agreement.  Throughout the Term of this Agreement, Employee, subject to the provisions contained herein, agrees to devote all of his work time to the engagement described hereunder, and Employee shall not engage in or participate in the operation or management of, or render any services to, any other business, enterprise or individual, directly or indirectly, other than the performance of services for subsidiaries of the Company and activities listed on Exhibit A hereto.  Employee may provide voluntary non-remunerated community and charitable service work such that it does not interfere with any services to be rendered hereunder.

(b)                                 Location Services are to Be Rendered

Employee shall render his services at the Company’s offices in the general area of  San Diego, California; provided, however, that Employee shall render services at such other locations from time-to-time as the proper performance of Employee’s duties may reasonably require, including but not limited to travel to the Company’s offices in Phoenix, Arizona, Springville, Utah, and for customary trade shows and sales.

(c)   Reporting

(i)                                          Employee shall report to, and serve under the direction and subject to the control of the Board of Directors of the Company, which shall be controlled by Vital Living, Inc., the sole shareholder of the Company, which Vital Living may designate such employee and/or consultant to whom Employee shall report.

(ii)                                       Employee shall be a principal officer of the Company.  Employee shall have the authority to execute any agreement not inconsistent with the then effective directions or resolutions of the Board of Directors and approve and sign checks or agreements which bind the Company, but any check or agreement that binds the Company over $25,000 or collectively totals or binds the Company over $25,000 in any calendar quarter, shall require the signature of at least one of the following employees; Brad Edson or Stuart Benson, or such other individuals as VL may designate.

(iii)                                    Employee shall be entitled to a seat on the Company’s Board of Directors.

2.                                      TERM:

The term of Employee’s engagement hereunder shall be for a period of three (3) years commencing  October 15, 2003, and ending  three years later on October 14, 2006 (such period, unless sooner terminated pursuant to Section 6 hereof (the “Termination  Sections”), being referred to herein as the “Term”).

3.                                      COMPENSATION AND BENEFITS:

(a)               Compensation

Employee shall receive compensation (the “Base Compensation”) at the rate of $100,000  per annum during the first year of the Term, $115,000 during the second year of the Term and $130,000 during the third year of the Term. Employee’s Base Compensation shall be payable every two weeks, according to the normal payroll practices of the Company, and depending on the payroll system adopted by the Company.  Employee shall be eligible to receive increases in the Base Compensation on each one year anniversary of this Agreement.  In addition, within 30 days following the date of this Agreement, Employee shall be paid a one time bonus of $25,000.

(b)              Mandatory Bonus                 (i)                                     Employee shall be entitled to participate in a profit sharing plan to be enacted by the Board of Directors, which plan shall provide for distributions to selected executive employees of an aggregate of up to 6% of the net pre-tax profit of VL, determined as soon as practical after the end of each fiscal year, plus such other bonuses, stock options, stock warrants or other incentives as may be determined by the Board of Directors of VL, from time to time.

(ii)                                  In addition, if the Company’s EBITDA (as defined in the Stock

Purchase Agreement) for the period from October 1, 2003 through September 30, 2004 is no less than $250,000, then Employee shall be paid a one time bonus of $25,000, which amount shall be paid within 30 days of when it is determined that Employee is entitled to such bonus.

(c)               Employee shall be granted the option to acquire 300,000 shares of VL common stock at the market price on the day of closing this transaction, but in no event shall the option price be below $1.00 per share, which shall vest, so long as Employee remains employed by the Company,  over a three year period as follows: (i) the option to purchase the first 100,000 shares shall vest on October 31, 2004 if the Company’s EBITDA (as defined in the Stock Purchase Agreement) for the period from October 1, 2003 through September 30, 2004 is no less than 20% of the Company’s gross revenue for such period and no less than $250,000 (if these financial thresholds are not met the option for the first 100,000 shares shall expire); (ii) the option to purchase the second 100,000 shares shall vest on October 31, 2005 if the Company’s EBITDA (as defined in the Stock Purchase Agreement) for the period from October 1, 2004 through September 30, 2005 is no less than 20% of the Company’s gross revenue for such period and no less than $350,000 (if these financial thresholds are not met the option for the second 100,000 shares shall expire); and (iii) the option to purchase the third 100,000 shares shall vest on October 31, 2006 if the Company’s EBITDA (as defined in the Stock Purchase Agreement) for the period from October 1, 2005 through September 30, 2006 is no less than 20% of the Company’s gross revenue for such period and no less than $500,000 (if these financial thresholds are not met the option for the third 100,000 shares shall expire).  In the event Employee is terminated by the Company during the Term without Cause, then any of the above options whose potential vesting date has not occurred at the time of termination, shall immediately vest.  Any options that have vested pursuant to the foregoing shall expire and be of no further force or effect if not exercised within is six months after the termination of Employee’s employment with Company.

4.                                      PARTICIPATION IN EMPLOYEE BENEFIT PLANS

(a)  Fringe Benefits

Employee shall be permitted during the Term to participate in any individual group life, medical, hospitalization, and disability plans, to the extent that Employee is eligible under the provisions of such plans, and in any other plans and benefits, if any, generally maintained by the Company for executive employees of the stature and rank of Employee during the Term hereof, each in accordance with the terms and conditions of such plans (collectively referred to herein as “Fringe Benefits”); provided, however, that the Company shall not be required to establish or maintain any such Fringe Benefits.

(b)  Vacation

Employee shall have the right during each year of the Term, in addition to

5 personal/sick days and those days in which the Company is closed, to take an aggregate of two weeks of vacation time during the first year of employment and three weeks of paid vacation time during the second and third year of employment, at such times as may be mutually agreed upon by the Company and Employee.  The employee will not be able to accrue vacation or personal/sick time during the term of this agreement

(c)  Expenses

The Company will reimburse Employee for actual and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging the Employee’s duties hereunder, subject to receipt of reasonable and appropriate documentation by the Company.  If Employee is required to undertake any travel on behalf of the Company, Employee may be furnished coach class air travel, and shall stay in first class accommodations (i.e., Hyatt’s, Marriott, or Hilton Hotels).

(d)  Cellular Benefits

The Company will provide Employee with a cell phone and directly pay all base plan costs related to the cell phone up to $100 per month.

(e)  Automobile Allowance

Employee shall receive a monthly automobile allowance from the Company of $500 per month.  Said allowance is full payment for all gas and use for said automobile; provided, however, additional  mileage charges, in customary amounts, shall be added in the event a vehicle is used for transportation to a trade show or other extraordinary business trip.

5.  CERTAIN COVENANTS OF EMPLOYEE:

Without in any way limiting or waiving any right or remedy accorded to the Company or any limitation placed upon Employee by law, Employee agrees as follows:

(a)  Confidential Information

Employee agrees that, neither during the Term nor at any time within 2 years thereafter, neither Employee nor any affiliate thereof shall (i) disclose to any person, firm, or corporation who is not employed by the Company or its affiliates or subsidiaries (a “Protected Company”) or who is not engaged to render services to any Protected Company or (ii) use for the benefit of himself, or others, any confidential information of any Protected Company obtained by the Employee during the Term or any time thereafter, including, without limitation, “know-how” trade secrets, details of supplier’s, manufacturer’s, distributor’s contracts, financial data, operational methods, technical processes, designs and design projects, and other proprietary information of any Protected

Company; provided, however, that this provision shall not preclude Employee from (x) making any disclosure required by any applicable law or (y) using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this Section 5(a) by or on behalf of the Employee).

(b)  Property of The Company

Any interest in trademarks, service marks, copyrights, copyright applications, patents, patent applications, slogans, and processes which the Employee, during the Term, may develop relating to the Business of the Company in which the Company may then be engaged and any memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Employee or made available to the Employee concerning the business of any Protected Company shall belong to and remain in the possession of any Protected Company, and shall be delivered to the Company promptly upon the termination of the Employee’s contractual arrangement with the Company as herein provided, or at any other time on request.

(c)  Hiring Other Employees

Neither Employee nor any affiliate thereof (including Employee) will, for a period of two (2) years after the Term hereof, induce any person who is a senior Employee or officer of the Company and/or Vital Living, Inc., to terminate their contractual relationship with the Company.

6.                                      TERMINATION:

(a)  Termination Upon Death or Disability

If during the Term, Employee should (i) die or (ii) become so physically or mentally disabled whether totally or partially, that Employee is unable to perform the duties, functions and responsibilities required hereunder for (aa) a period of three (3) consecutive months or (bb) shorter periods aggregating to four (4) months within any consecutive period of twelve (12) months (“Disability”), then in such event, the Company may, at any time thereafter, by 30 days written notice to Employee, terminate Employee’s services hereunder. Employee agrees to submit to reasonable medical examinations upon the reasonable request of the Company  The existence of Employee’s disability for the purposes of this Agreement shall be determined by a reputable physician selected by the Company who is experienced in the relevant field of medicine.  If  Employee’s services are terminated, as aforesaid, Employee shall be entitled to receive Employee’s Base Compensation, accrued share of the Bonus for that Fiscal Year and unused vacation, if any, earned through the date of Employee’s termination and continuing thereafter for an additional period of two (2) months.

(b)  By Resignation or By The Company for Cause

If Employee’s employment with the Company terminates due to his voluntary resignation or if the Company terminates Employee’s employment due to Cause (as defined below), the Company shall pay Employee all accrued Base Compensation (with no Bonus for the year in which the termination of employment took place), but no other compensation or reimbursement of any kind (except other accrued or vested sums such as awarded bonuses and profit participations), and thereafter the Company’s obligations hereunder shall terminate.  “Cause” means (i) the Employee’s repeated failure to satisfactorily perform the Employee’s job duties or follow lawful directions of the Board of Directors of Company consistent with Employee’s job duties, provided Employee has been provided with written notice of such failure and a reasonable period to cure such failure, (ii) the Employee’s conviction of a crime involving moral turpitude, (iii) the Employee’s violation of any material provision of this Agreement, or (iv) the Employee’s commission of any fraud against the company, its employees, agents or customers or use or appropriation for his personal use or benefit of any property of the Company.

(c)  Termination Without Cause

If Employee’s employment is terminated without “Cause”, the Company shall pay the Employee his (i) base salary for the remainder of the term on and when his salary check is due for the remaining term of the Agreement and (ii) any accrued but unpaid bonuses, retirement plan contributions, stock options, or stock warrants, if any, or any other earned benefit or remuneration otherwise payable under the terms hereof.

(d)  Designation of Beneficiary

The parties hereto agree that Employee shall designate, by written notice to the Company, a beneficiary to receive the payments described in Section 6 in the event of his death and the designation of any such beneficiary may be changed by Employee from time to time by written notice to the Company.  In the event Employee fails to designate a beneficiary as herein provided, any payments which are to be made to the Employee’s designated beneficiary under Section 6 shall be made to Employee’s surviving spouse or estate, if any.

7.    EMPLOYEE’S REPRESENTATIONS AND WARRANTIES:

(a)  Right to Enter Into Agreement

Employee has the unfettered right to enter into this entire Agreement on all of the terms, covenants and conditions hereof; and Employee has not done or permitted to be done anything which may curtail or impair any of the rights granted to the Company herein.

(b)              Breach Under Other Agreement or Arrangement

Neither the execution and delivery of this Agreement nor the performance by Employee of any of his obligations hereunder will constitute a violation or breach of, or a default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which Employee is a party or by which Employee is bound.

(c)               Services Rendered Deemed Special, Etc.

Employee acknowledges and agrees that the services to be rendered by Employee hereunder are of a special, unique, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be adequately compensated for in an action at law and that a breach of any term, condition or covenant hereof will cause irreparable harm and injury to the Company and in addition to any other available remedy the Company will be entitled to seek injunctive relief.

8.                                      USE OF NAME:

Employee agrees that the Company shall have the right during the Term hereof to use Employee’s name, approved biography and approved likenesses in connection with the Company’s business, including advertising their products and services; and the Company may grant such rights to others, but not for use as an endorsement of any other product or service.

9.                                      ARBITRATION:

Any dispute whatsoever arising out of or referable to this Agreement, including, without limitation, any dispute as to the rights and entitlements and performance of the parties under this Agreement or concerning the termination of Employee’s engagement or termination of this Agreement or as to its construction or its validity or enforcement, or as to the arbitrator’s jurisdiction, or as to the arbitrability of any such dispute, shall be submitted to final and binding arbitration in Arizona by and pursuant to the Labor Arbitration Rules of the American Arbitration Association with discovery proceedings pursuant to Arizona law.  The arbitrator shall be entitled to award any relief which might be available at law or in equity, including that of a provisional, permanent or injunctive nature.  The prevailing party in such arbitration as determined by the arbitrator, or in any proceedings in respect thereof as determined by the person presiding, shall be entitled to receive its or his reasonable attorneys’ fees incurred in connection therewith.

10.                               NOTICES:

(a)                                  Delivery

Any notice, consent or other communication under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission or overnight courier (regularly providing proof of delivery) or sent by registered, certified, or express mail and shall be deemed given when so delivered personally, sent by facsimile transmission or overnight courier, or if mailed two (2) days after the date of deposit in the United States mail as follows: to the parties at the following addresses (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other):

To the Company:	Doctors for Nutrition
c/o Vital Living, Inc.
5080 N. 40th Street, Suite #105
Phoenix, Arizona 85018-2147
Facsimile: 602-952-6907

With a copy to:	Kelly Lytton & Vann LLP
1900 Avenue of the Stars
Los Angeles, California 90067
Attn: Bruce P. Vann, Esq.
Facsimile: 310-277-5953

To Employee:	Bruce Howe
415 South Granados
Solana Beach, California 92075

(b)                                 Change of Address

Either party may change its address for notice hereunder by notice to the other party in accordance with this Section 10.

11.                               COMPLETE AGREEMENT; MODIFICATION AND TERMINATION:

This Agreement contains a complete statement of all the arrangements between the parties with respect to Employee’s services to the Company, and supersedes all existing agreements between them concerning such services.  This Agreement may be amended, modified, superseded or canceled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right or remedy, nor any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

12.                               GOVERNING LAW:

This Agreement shall be governed by and construed in accordance with the law of the State of Arizona applicable to agreements entered into and performed entirely within such State.

13.                               HEADINGS:

The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

WHEREFORE, the parties hereto have executed this Agreement as of the day and year first above written.

Doctors for Nutrition, Inc.

By:
Its:

Agreed to and Accepted:

By:

Bruce Howe; SS: